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                                                                   Exhibit 12.01

                    TRAVELERS GROUP INC. and Subsidiaries
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (In millions of dollars, except for ratio)

                                                      Three months ended
                                                           March 31,
                                                --------------------------------
                                                    1998                 1997
                                                ----------           -----------
Income from continuing operations
  before income taxes and minority interest      $ 1,760                $1,347
Interest                                           3,177                 2,378
Portion of rentals deemed to be interest              31                    30
                                                ----------           -----------
  Earnings available for fixed charges            $4,968                $3,755
                                                ==========           ===========
Fixed Charges
-------------
Interest                                          $3,177                $2,378
Portion of rentals deemed to be interest              31                    30
                                                ----------           -----------
  Fixed charges                                   $3,208                $2,408
                                                ==========           ===========

Ratio of earnings to fixed charges                  1.55X                 1.56x
                                                ==========           ===========